EXHIBIT 99.4b


                                     [LOGO]
                         NORTHERN LIFE INSURANCE COMPANY
                                 A Stock Company
                                   Home Office
                            Seattle, Washington 98101


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                      RIGHT TO EXAMINE AND CANCEL CONTRACT


You may cancel this contact by giving written notice of cancellation to Northern Life Insurance Company, P.O. Box 12530, Seattle, WA 98111-4530, or to the agent from whom you bought the contract and by returning the contract before midnight of the tenth (10th) day after the date you receive the contract. As soon as you return it, we will consider it void from the start and refund the Contract Value as of the next Valuation Date after receiving your request. However, if applicable law so requires, the full amount of any Purchase Payments we receive will be refunded.
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NOTICE

ANNUITY PAYOUTS AND CONTRACT VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND MAY INCREASE OR DECREASE IN VALUE BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

This contract is a legal contract between you and Northern Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

We will make Fixed and/or Variable Annuity Payouts subject to the terms of this contract. You may change the Start Date, the annuity payout option, or both, as shown in the contract.

Owner: See page 2A

Annuitant: See page 2A

If you or the Annuitant, if different, die(s) while this contract is in effect, we will pay the Death Benefit when we receive written notice of death.

We issue this contract in consideration of the attached application and the payment of Purchase Payments according to the terms of this contract.

The provisions on the following pages are a part of this contract, which is issued at Seattle, Washington.

Issue Date: See page 2A

Contract No.: See page 2A


/s/ Michael J. Dubes
President


/s/ Emily Davis
Secretary


APPROVED ______________________________


                      INDIVIDUAL DEFERRED ANNUITY CONTRACT
                                Nonparticipating

                       VARIABLE AND/OR FIXED ACCUMULATION
                  VARIABLE AND/OR FIXED DOLLAR ANNUITY PAYOUTS

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TABLE OF CONTENTS

                                                                            Page
  Definitions..................................................................3
  The Contract.................................................................5
  Purchase Payments............................................................5
  Reallocations of Contract Value..............................................5
  Fixed Account................................................................7
  Variable Account.............................................................7
  Withdrawals.................................................................10
  Annuity Benefits............................................................12
  General Provisions..........................................................16
  Payments at Death...........................................................18
  Restrictions on Payments at Death...........................................19
  Amendment and Disclaimer....................................................19
  Termination.................................................................20
  ADDITIONAL BENEFITS, IF ANY, ARE LISTED ON THE CONTRACT DATA
  PAGE(S).



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                               CONTRACT DATA PAGE
                      INDIVIDUAL DEFERRED ANNUITY CONTRACT



PURCHASE PAYMENTS:
         Minimum Initial Purchase Payment            $15,000
         Minimum Subsequent Payment(s)                $5,000

         Purchase Payments are allocated to the Fixed Account and Separate Account One (the "Variable Account") as shown below unless changed as provided in this contract:

     VARIABLE ACCOUNT
         MUTUAL FUNDS                                    INITIAL ALLOCATION
         Northstar/NWNL Trust
         Northstar Income and Growth Fund                         0%
         Northstar Multi-Sector Bond Fund                         0%
         Northstar Growth Fund                                    0%

         Fidelity: Variable Insurance Product Fund
         Money Market Portfolio                                   0%
         Equity Income Portfolio                                  0%
         Growth Portfolio                                         0%
         Overseas Portfolio                                       0%

         Fidelity: Variable Insurance Product Fund II
         Asset Manager Portfolio                                  0%
         Asset Manager:  Growth Portfolio                         0%
         Index 500 Portfolio                                      0%
         Contrafund Portfolio                                     0%

FIXED ACCOUNT
         Fixed Account A                                        100%
         Fixed Account B                                          0%
         -----------------------------------------------------------
         Total Allocation                                       100%


                           TABLE OF WITHDRAWAL CHARGES

 CONTRACT YEAR OF TOTAL/PARTIAL             WITHDRAWAL CHARGE AS
WITHDRAWAL MINUS CONTRACT YEAR OF            PERCENTAGE OF EACH
       PURCHASE PAYMENT                       PURCHASE PAYMENT

            0-1                                   6%
            2-3                                   5%
             4                                    4%
             5                                    2%
             6+                                   0%

OTHER CHARGES:
         Mortality Risk Charge:     .85% of the daily net asset value
         Expense Risk Charge:       .40% of the daily net asset value
         Administrative Charge:     .15% of the daily net asset value
         Annual Contract Charge:    $30

SPECIFIED CONTRACT ANNIVERSARY: Consecutive six year anniversary dates measured from the Issue Date.



                        OWNER:   John Doe
                    ANNUITANT:   Jane Doe
                   ISSUE DATE:   December 1, 1995
                 CONTRACT NO.:   VA00123456

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Section 1 DEFINITIONS
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ACCUMULATION UNIT
A unit of measure, used to determine the Variable Account Contract Value.

ANNUITANT
The person whose life determines the annuity payouts payable under the contract at the Start Date. The Owner is always the Annuitant unless an Owner's surviving spouse or former spouse is the Annuitant.

ANNUITY PAYOUT DATE
Unless we agree otherwise, the first business day of any calendar month in which a Fixed or Variable Annuity Payout is made under the contract.

ANNUITY UNIT
A unit of measure used to determine the amount of a Variable Annuity Payout after the first annuity payout.

BENEFICIARY
The person(s) named by you to receive any payments after your death.

CODE
The Internal Revenue Code of 1986 ("IRC"), as amended.

CONTINGENT BENEFICIARY
The person(s) you name to become the Beneficiary if the Beneficiary dies.

CONTRACT ANNIVERSARY
The same day and month as the Issue Date each year that this contract remains in force.

CONTRACT EARNINGS
On any Valuation Date, the Contract Value plus the aggregate Purchase Payments withdrawn up to that date minus the aggregate Purchase Payments made up to that date.

CONTRACT VALUE
The sum of the Fixed Account Contract Value as defined in Section 5C plus the Variable Account Contract Value as defined in Section 6D on a Valuation Date.

CONTRACT YEAR
Each twelve (12) month period starting with the Issue Date and each Contract Anniversary after that.

FIXED ACCOUNT
One or more accounts under this contract that guarantee both principal and interest. Fixed Account Values are held in our General Account. We have complete ownership and control of the assets in the General Account.

FIXED ANNUITY PAYOUT
A series of periodic payments to the Payee which do not vary in amount, are guaranteed as to principal and interest, and are paid from the General Account.

FUND
Any open-end management investment company (or portfolio thereof) or any unit investment trust (or series thereof) listed on the Contract Data Page(s) on the Issue Date or thereafter made available.

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Section 1 DEFINITIONS (CONTINUED)
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GENERAL ACCOUNT
Our assets other than those allocated to the Variable Account or any other separate amount.

OWNER (YOU, YOUR)
The person named on the Contract Data Page(s) to hold this contract and to exercise all rights and privileges under it.

PAYEE
The person to receive payments under a Fixed or Variable Annuity Payout. Only the Annuitant or a Beneficiary may be the Payee. The Annuitant will be the Payee unless either the Owner or Annuitant (if different) has died while the policy is in force, in which case the Beneficiary will the payee.

PURCHASE PAYMENTS
These include periodic, single lump sum, rollover, and transfer payments paid to us on your behalf, less applicable premium taxes, if any, as required by law.

START DATE
The date on which the entire Contract Value is used to purchase a Fixed and/or Variable Annuity Payout. As required by law, the Start Date will not be earlier than the date on which you reach age 59 1/2, unless you meet a permitted exception.

SUB-ACCOUNT
A subdivision of the Variable Account. Each Sub-Account's assets are invested exclusively in one of the Funds. The Sub-Accounts available on the Issue Date and the percentage of Purchase Payments you have allocated to each Sub-Account on the Issue Date are shown on the Contract Data Page(s), other Sub-Accounts may be available after the Issue Date.

VALUATION DATE
The time at which regular trading on the New York Stock Exchange which the New York Stock Exchange is open and other holidays and days on which we open for business.

VALUATION PERIOD
The period of time between a Valuation Date and the next Valuation Date.

VARIABLE ACCOUNT
A separate investment account of ours identified on page 2A, which has been established under the State of Washington insurance laws and is divided into Sub-Accounts.

VARIABLE ANNUITY PAYOUT
A series of periodic payments to the Payee which will vary in amount based on the investment performance of the Variable Account Sub-Accounts under this contract.

WE, US, OUR
Northern Life Insurance Company at its Home Office in Seattle, Washington.

WRITTEN, IN WRITING
A written request or notice signed, dated, and received at an address designated by us in a form we accept. You may ask us for the forms.

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Section 2 THE CONTRACT
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A. THE CONTRACT

The entire contract is the contract (Form No. 13001 1-95), the Page(s); any application(s); and attached endorsements. Unless fraudulent, all statements made by or on behalf of anyone covered by this contract are representations and not warranties. Only statements found in the attached application(s) may be used to cancel this contract or as our defense if we refuse to pay a claim.

B. MODIFICATION OF CONTRACT

Only our President or Secretary may change this contract on our behalf. No agent or any other person may change this contract. Any change must be in writing.


Section 3 PURCHASE PAYMENTS
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A. GENERAL

Purchase Payments must be in cash or a cash equivalent and are payable at our Home Office. We consider any payment we receive to be a Purchase Payment unless you tell us that it is a loan repayment.

You may make Purchase Payments at any time before the Start Date while the contract is in force. The initial Purchase Payment must equal or exceed the minimum as shown on the Contract Data Page(s). On a nondiscriminatory basis, we may choose not to accept an additional Purchase Payment if it is less than $5,000, or if the additional Purchase Payment plus the Contract Value at the next Valuation Date exceed $1,000,000.

B. ALLOCATION OF PURCHASE PAYMENTS

You specified the initial allocation of Purchase Payments on your application for this contract. This allocation is shown on the Contract Data Page(s). The allocation of future Purchase Payments will remain the same unless you change it. You may change the percentage allocation between or among available Sub-Accounts and the Fixed Account at any time by written notice. Changes in the allocation will not be effective until the date we receive your notice and will only affect Purchase Payments we receive after that date. The allocation may be one hundred percent (100%) to any account or may be divided between the accounts in whole percentage points totaling one hundred percent (100%).

Reallocations of the Contract Value are governed by Section 4.


Section 4 REALLOCATIONS OF CONTRACT VALUE
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A. GENERAL

You may reallocate Contract Value between or among Sub-Accounts, from one or more Sub-Accounts to the Fixed Account, and from the Fixed Account to one or more Sub-Accounts, subject to certain limitations. Subject to the restrictions in Section 4B, we make a reallocation on the next Valuation Date after we receive your written instructions requesting the reallocation or as of a Valuation Date you request which occurs thereafter. Reallocations are subject to the availability of Sub-accounts. On a non-discriminatory basis, we a charge of

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Section 4 REALLOCATIONS OF CONTRACT VALUE (CONTINUED)
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up to $25 for each reallocation on Contract Value, to limit the number of reallocations you can make, to establish minimum and maximum amounts for reallocations, and to relocate entire Contract Value remaining in a Sub-Account or either Account in the event that a reallocation request would bring such remaining Contract Value below a specified amount. Allocation of Purchase Payments is governed by Section 3.

B. REALLOCATIONS FROM FIXED ACCOUNT

Before the Start Date, Fixed Account A Contract Value that is not serving as security for a loan may be reallocated at any time to Fixed Account B or to the Variable Account.

Before the Start Date, you may request in writing the reallocation of part of Fixed Account B Contract Value to the Variable Account or to Fixed Account A under the following conditions:

1. You may only reallocate Contract Value during the reallocation period which begins thirty (30) days before and ends thirty (30) days after each Contract Anniversary. Only one reallocation is allowed during each reallocation period;

2. We must receive the request to reallocate no more than thirty (30) days before the start of the reallocation period and not later than ten (10) days before the end of the reallocation period;

3. You may not reallocate more than the greater of $1,000 or twenty five percent (25%) of Fixed Account B Contract Value unless Fixed Account B Contract Value would be less than $1,000 after the reallocation, in which case the full Fixed Account B Contract Value must be reallocated; and

4. You must reallocate at least $250 or the total Fixed Account B Contract Value, if less.

We reserve the right to permit reallocations in excess of these limits on a discriminatory basis.

C. ALL OTHER REALLOCATIONS

Before the Start Date, you may request in writing the reallocation of all or part of a Sub-Account's Accumulation Units to other SubAccounts or to Fixed Account A or Fixed Account B. To accomplish the reallocation, appropriate Accumulation Units will be redeemed and their value will be reinvested in other Sub-Accounts, or reallocated to Fixed Account A or Fixed Account B as directed in your request.

Subject to the restrictions in the following paragraph, after a Variable Annuity Payout has begun, you may request in writing the reallocation of the Annuity Units in the same manner and subject to the same requirements as for a reallocation of the Accumulation Units. However, we reserve the right to restrict these reallocations.

No reallocations to or from Fixed Account A or Fixed Account B may be made after the Start Date. In the event that part of the Contract Value is applied purchase annuity payouts, the remaining Contract as described above for periods prior to the Start Date.

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Section 5  FIXED ACCOUNT
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A. GENERAL

The Fixed Account consists of Fixed Account A and Fixed Account B. Purchase Payments allocated and Contract Value reallocated to either of these Fixed Accounts will be credited with interest at rates we determine from time to time, but never less than an effective yearly interest rate of three percent (3%).

B. INTEREST CREDITING

We may credit interest in excess of the guaranteed rate of three percent (3%). Any interest rate in effect when an amount is allocated or reallocated to the Fixed Account is guaranteed until the end of the calendar year in which it is received. After the end of that calendar year, we may change the amount of interest credited at our discretion. All amounts in the Fixed Account after the end of the calendar years referenced above, are credited with excess interest at the rates then in effect for the then current calendar year. Such rates are established at the beginning of each calendar year and are guaranteed for the entire calendar year. In setting interest rates, we consider many factors, including, but not limited to: investment yield rates, taxes, contract persistency, and other experience factors.

We will credit interest to the Fixed Account Contract Value beginning on the date we receive our Purchase Payment or reallocation until it is withdrawn or otherwise reallocated. Interest will be credited and Account Contract Value using the daily interest rates.

There may be more than one interest rate in effect at any time for both A and Fixed Account B. At any time while this contract is in effect, interest rates declared for Fixed Account A will not be more than the interest rates declared for Fixed Account B.

C. FIXED ACCOUNT CONTRACT VALUE

The Fixed Account Contract Value on any Valuation Date is:

1. The sum of your Purchase Payments allocated to Fixed Account A and Fixed Account B;

2.     Plus any reallocations from the Variable Account;

3.     Plus interest credited as specified above;

4. Minus any previous partial withdrawals, amounts applied to purchase partial annuity payouts and Annual Contract Charges applied to the Fixed Account;

5.     Minus any previous reallocations to the Variable Account;

6.     Minus premium tax deducted, if any.


Section 6 VARIABLE ACCOUNT
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A. GENERAL

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We have complete ownership and control of the assets in the Variable, Account, but these assets are held separately from our other assets and are not part of our General Account.

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Section 6 VARIABLE ACCOUNT (CONTINUED)
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The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be chargeable with liabilities arising out of any other business that we may conduct. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account will be credited to or charged against the Variable Account, without regard to our other income, gains, or losses.

B. SUB-ACCOUNTS

The Variable Account is divided into Sub-Accounts, some of which are available under the contract. Each Sub-Account that is available under this contract invests in shares of a Fund. Funds initially available are set forth on the Contract Data Page(s). Shares of a Fund will be purchased and redeemed for a Sub-Account at their net asset value. We will reinvest the net asset value of the income, dividends, and gains distributed from shares of a Fund in additional shares of that Fund. The Fund prospectuses define the net asset value and describe the Funds.

The dollar amounts of values and benefits of this contract provided by the Variable Account depend on the investment performance of the selected Sub-Accounts are invested. We do not the investment performance of the Funds. You bear the full investment risk for amounts applied to the selected Sub-Accounts.

C. ACCUMULATION UNITS

Purchase Payments received under this contract and allocated to, and any amounts reallocated to, the Variable Account will be credited in the form of Accumulation Units. The number of Accumulation Units credited is found by dividing the amount of the Purchase Payment allocated to, or any amount reallocated to, the Sub-Account by the value of an Accumulation Unit for that Sub-Account on the next Valuation Date. The number of Accumulation Units canceled upon withdrawal or reallocation from a Sub-Account is determined by dividing the amount withdrawn or reallocated by the Accumulation Unit Value on the next Valuation Date.

Each Accumulation Unit Value is set at ten dollars ($10) when the Sub-Account first purchases investment shares. Subsequent values on any Valuation Date are equal to the previous Accumulation Unit Value times the Net Investment Factor for that Sub-Account for the Valuation Date.

D. VARIABLE ACCOUNT CONTRACT VALUE

The Variable Account Contract Value is the total of the values of your interest in each Sub-Account, which for each Sub-Account is equal to:

1.     The number of Accumulation Units;

2.     Multiplied by the Accumulation Unit Value.

The Variable Account Contract Value will vary from Valuation Date to Valuation Date.

E. NET INVESTMENT FACTOR

The Net Investment Factor is an index number which reflects charges to this contact and the investment performance during a Valuation Period of the Fund in which a Sub-Account is invested. If the Net Investment Factor is greater than one, the Accumulation Unit Value has increased. If the Net Investment Factor is less than one, the Accumulation Unit Value has decreased. The Net Investment Factor for a Sub-Account is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

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Section 6 VARIABLE ACCOUNT (CONTINUED)
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(1)    Is the net result of:

       a. The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the current Valuation Period;

       b. Plus the per share amount of any dividend or capital gain distri-butions made on the Fund shares held in the Sub-Account during the current Valuation Period;

       c. Plus a per share credit or minus a per share charge for any taxes reserved which we determine to have resulted from the operations of the Sub-Account and to be applicable to this contract.

(2)    Is the net result of:

       a. The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the last prior Valuation Period;

       b. Plus a per share credit or minus a per share charge for any reserved for the last prior Valuation Period which we determine to have resulted from the investment operations of the Sub-Account and to be applicable to this contact.

(3) Is a daily factor representing the Mortality Risk Charge, the Expense Risk Charge, and the Administrative Charge, adjusted for the number of days in the period, which are shown on an annual basis on the Contract Data Page(s).

F. MORTALITY RISK CHARGE

The Mortality Risk Charge pays us for assuming the mortality risk under this contract. This charge is included in the calculation of the Net Investment Factor and is shown on the Contract Data Page(s).

G. EXPENSE RISK CHARGE

The Expense Risk Charge pays us for guaranteeing that we will not increase the Annual Contract Charge or the Administrative Charge even though our cost of administering this contract and the accounts may increase. This Expense Risk Charge is included in the calculation of the Net Investment Factor and is shown on the Contract Data Page(s).

H. ADMINISTRATIVE CHARGE AND ANNUAL CONTRACT CHARGE

The Administrative Charge and the Annual Contract Charge shown on the Contract Data Page(s) pay us for the administrative expenses of the contract.

The Administrative Charge is included in the calculation of the Net Investment Factor.

The Annual Contract Charge will be deducted from the Contract Value on each Contract Anniversary before the Start Date. We make the deduction from the Fixed Account and the Variable Account on a basis that reflects each account's proportionate percentage of the unloaned Contract Value. If you request a full withdrawal of this contract on other than the Contract Anniversary, the Annual Contract Charge will be deducted at the time of the withdrawal.

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Section 6 VARIABLE ACCOUNT (CONTINUED)
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I. RESERVED RIGHTS

We reserve the right, if permitted by applicable law, to:

1.     Create new variable accounts;

2.     Combine variable accounts, including the Variable Account;

3. Remove, add, or combine Sub-Accounts and make the new SubAccounts available to contract Owners at our discretion;

4.     Substitute shares of one Fund for another;

5. Reallocate assets of the Variable Account, which we determine to be associated with the class of contracts to which this contract belongs, to another variable account (if this type of reallocation is made, the term "Variable Account" as used in this contract will then mean the variable account to which the assets were reallocated.

6. Deregister the Variable Account under the Investment Company Act of 1940, if registration is no longer required;

7.     Make any changes required by the Investment Company Act of 1940;

8. Operate the Variable Account as a management investment company under the Investment Company Act of 1940, or any other form permitted by law; and

9. Restrict or eliminate any voting privileges of contract Owners or other persons who have voting privileges as to the Variable Account.


Section 7  WITHDRAWALS
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A. GENERAL

You may request a full or partial withdrawal by sending us a written request. We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on the date the withdrawal is taken.

The amount withdrawn from the Sub-Accounts will be determined on the next Valuation Date following our receipt of your written request. This amount, minus any charges, will normally be sent within seven (7) days of our receipt of your written request.

By law, we have the right to defer payment of withdrawals from the Fixed Account for up to six (6) months from the date we receive your request.

B. ORDER OF WITHDRAWAL

For purposes of calculating Withdrawal Charges, withdrawals will be taken first from Purchase Payments on a first-in, first-out basis, then from Contract Earnings as of the Valuation Date next following our receipt of your request.

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Section 7 WITHDRAWALS (CONTINUED)
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C. WITHDRAWAL CHARGE

For any amounts withdrawn that are subject to the Withdrawal Charge, we calculate the Withdrawal Charge this way:

                               Withdrawal Charge =
             Contract Value Withdrawn Allocable to Purchase Payments
                                        X
                         Withdrawal Charge Percentage(s)


The Withdrawal Charge Percentage(s) is determined from the Table of Withdrawal Charges shown on the Contract Data Page(s).

In computing withdrawals, the Withdrawal Charge, if any, will be of the withdrawal, but will not be received by you.

We will not apply the Withdrawal Charge to any portion of the unloaned Contract Value used to purchase an annuity payout.

D. FULL WITHDRAWAL

For a full withdrawal of the Contract Value, we calculate the Withdrawal Value this way:

                        Withdrawal Value = Contract Value
                             minus Withdrawal Charge
                          minus Annual Contract Charge

We will pay the Withdrawal Value to you in a lump sum, less any applicable taxes.

Withdrawal of the entire Contract Value will result in termination of the contract in accordance with Section 14A, and we have no further obligation.

E. PARTIAL WITHDRAWAL

You may withdraw a portion of the unloaned Contract Value. For a partial withdrawal, we calculate the Withdrawal Value this way:

                   Withdrawal Value = Contract Value Withdrawn
                             minus Withdrawal Charge

Some or all of the amount withdrawn may be eligible for a waiver of the Withdrawal Charge as described in Section 7G.

On a nondiscriminatory basis, we reserve the right to impose a charge $25 for each partial withdrawal and to limit the number of partial withdrawals you may make. Unless we agree, on a nondiscriminatory basis, each partial withdrawal must be at least $1,000, including those under Section 7G. Following a partial withdrawal, the remaining Contract Value must be at least $1,000.

Withdrawal Charges, and any applicable taxes will not be included in the amount payable to you.

Unless we agree otherwise, the withdrawal will be made on a pro-rata basis from all unloaned portions of Sub-Accounts, Fixed Account A and Fixed Account B immediately prior to the withdrawal.

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Section 7 WITHDRAWAL (CONTINUED)
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F. PARTIAL WAIVER OF WITHDRAWAL CHARGE

During any twelve (12) month period, you may withdraw a portion of the Contract Value without a Withdrawal Charge. Each twelve (12) month period begins with the first withdrawal of that period. For each twelve (12) month period, the amount available without a Withdrawal Charge is the greater of:

1.     Ten percent (10%) of the Contract Value; or

2. The remaining Purchase Payments which are no longer subject to a Withdrawal Charge.

If your first withdrawal exceeds this amount, the excess is subject to the Withdrawal Charge in Section 7C. If your first withdrawal equals this amount, other withdrawals during the twelve (12) month period are subject to the Withdrawal Charge in Section 7C.

If your first withdrawal is less than this amount, the remaining portion may be applied against no more than three (3) additional withdrawals during the twelve
(12) month period. The maximum amount available for withdrawal remains subject to the limitations in Section 7D and 7E.

G. FEDERAL TAXES

Some or all of the withdrawal may be income on which you must pay tax. We must report such income according to the tax laws; this may differ from the way we charge withdrawals against the contract for purposes of interest crediting. We may also be required to withhold taxes from amounts otherwise payable. In addition, there may be tax penalties if you make a withdrawal before age 59 1/2.


Section 8 ANNUITY BENEFITS
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A. APPLICATION OF CONTRACT VALUE

Upon receipt of your written request for an annuity payout, we apply all or a portion of the unloaned Contract Value to provide a Fixed Annuity Payout or a Variable Annuity Payout or both. If the amount to be annuitized on the date the annuity payout is scheduled to begin is less than $5,000, instead we may pay the Withdrawal Value in a lump sum. We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on any Annuity Payout Date is required by law.

B. ANNUITY PAYOUT OPTIONS

You may select an annuity payout by sending us a written request. Your request must be received by us at least thirty (30) days before the is scheduled to begin. If you have not selected a required minimum distribution payment method, we will provide an annuity payout option to you at age eighty-five (85), unless you notify us otherwise in writing.

The following options are available for annuity payouts:

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Section 8 ANNUITY BENEFITS (CONTINUED)
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ANNUITY PAYOUT OPTION 1. INSTALLMENTS FOR LIFE WITH OR WITHOUT A FIXED PERIOD
CERTAIN. We will pay the proceeds in equal installments for as long as the Payee lives. If a Fixed Period Certain is chosen, we guarantee to make payments for at least 120 months. If the Payee dies before the end of the Fixed Period Certain, we will pay the remaining guaranteed payments in accordance with Section 11.

For each $1,000 of Contract Value applied, the Annuity Payout Option 1 Table shows the guaranteed minimum rate for each installment under a Fixed Annuity Payout, or the rate used to determine the first installment under a Variable Annuity Payout using an assumed yield of three percent (3%). The rate depends upon:

1.     Whether the 120-month Fixed Period Certain is chosen; and

2. The Payee's age on his/her birthday nearest the date the first installment is due.

ANNUITY PAYOUT OPTION 2. JOINT AND SURVIVOR ANNUITY PAYOUT. We will pay the proceeds in equal installments for as long as either the Payee or the joint Payee is alive.

For each $1,000 of Contract Value applied, the Annuity Payout Option 2 Table shows the guaranteed minimum rate for each installment at various ages under a Fixed Annuity Payout, or the rate used to determine the first installment under a Variable Annuity Payout using an assumed yield of three percent (3%).

ANNUITY PAYOUT OPTION 3. OTHER FIXED AND VARIABLE ANNUITY PAYOUTS. We will pay the proceeds under any other Fixed and Variable Annuity Payouts that we may offer. Contact us for details.

C. CHANGE OF ANNUITY PAYOUT DATE

Unless we agree otherwise, the first Annuity Payout Date must be at least sixty
(60) days after the Issue Date and is the first business day of the first calendar month in which an annuity payout will be made to you.

You may change the date an annuity payout is scheduled to begin, including the Start Date, by giving us at least thirty (30) days written notice.

D. FREQUENCY AND AMOUNT OF PAYMENTS

Annuity payouts will be made monthly unless we agree to a different payment schedule. We reserve the right to change the frequency of either Fixed or Variable Annuity Payouts so that each payment will be at least $100.

E. FIXED ANNUITY PAYOUTS

The dollar amount of all payments are fixed during the entire period of annuity payments, according to the provisions of the Annuity Payout Option selected.

Guaranteed minimum Annuity Payout Option 1 and 2 rates for Fixed Annuity Payouts an based upon three percent (3%) yearly interest and unisex rates derived from 1983 Table a.

Other Fixed Annuity Payout rates may be available, but rates will never be less than those shown in the Annuity Payout Option 1 and 2 Tables. Contact us for details. In setting Fixed Annuity Payout rates, we consider many factors, including, but not limited to: investment yield rates; taxes; contract persistency; and other experience factors.

--------------------------------------------------------------------------------

F. PAYMENT OF PRESENT VALUE

Following the death of the Payee and any joint Payee under a Fixed Annuity Payout, we may offer the Beneficiary payment of the present value of the unpaid remaining payments if he/she chooses not to continue annuity payouts. If the present value is payable, we calculate it this way:

1. We determine the number of unpaid remaining payments when we receive proof of death.

2.     We discount the remaining payments at the rate specified in the Annuity
       Payout.

G. VARIABLE ANNUITY PAYOUTS

The amount of the first payment for the Variable Annuity Payout in the Annuity Payout Tables on pages 17 and 18 for each $1,000 of Contract Value applied, based upon an assumed yield of three percent (3%).

Payments after the first payment will vary in amount and may either increase or decrease. Payments are determined on the Valuation Date immediately preceding the seventh (7th) day before each Annuity Payout Date. If the payment under the annuity payout selected is based on the Annuity Unit Value of a single Sub-Account, the payment is found by multiplying the Annuity Unit Value for that Sub-Account on the Valuation Date immediately preceding the seventh (7th) day before the Annuity Payout Date by the number of Annuity Units under this contract in the Sub-Account.

If the monthly payment under the annuity payout selected is based upon an Annuity Unit of more than one Sub-Account, the above procedure is repeated for each applicable Sub-Account. The sum of these payments is the total payment under the Variable Annuity Payout.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

H. CONVERSION OF ACCUMULATION UNITS TO ANNUITY UNITS

After deductions for any applicable premium tax or Withdrawal Charge, we convert the Accumulation Units applicable to this contact into Annuity Units at the Unit Value on the Valuation Date immediately preceding the seventh (7th) day before the Annuity Payout Date. The number of Annuity Units of each Sub-Account remains constant, as long as an annuity payout remains in force and allocation among the Sub-Accounts has not changed. Reallocations among Sub-Accounts is governed by
Section 4C.

For each Sub-Account, the Annuity Unit Value was set at ten dollars ($10) when Accumulation Units were first converted into Annuity Units. Subsequent Annuity Unit Values for any Valuation Period are equal to:

1. The Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated;

2.     Multiplied by the Annuity Unit Value for the preceding Valuation Period;
       and

3. Divided by the daily factor at the assumed yield (designed to offset the assumed yield we agree to use to determine the first payment) adjusted for the number of days in the Valuation Period.

--------------------------------------------------------------------------------

                          ANNUITY PAYOUT OPTION 1 TABLE

                  Installments for Life With or Without a Fixed
                                 Period Certain

                                 Monthly Income
                        for Each $1,000 of Contract Value

                             FIXED PERIOD IN MONTHS

                                    MALE                        FEMALE
             AGE             NONE          120           NONE          120
             50              4.27          4.22          3.90          3.89
             51              4.34          4.29          3.97          3.95
             52              4.43          4.37          4.03          4.01
             53              4.51          4.45          4.10          4.08
             54              4.60          4.54          4.18          4.15
             55              4.70          4.62          4.25          4.22
             56              4.80          4.72          4.34          4.30
             57              4.91          4.82          4.42          4.38
             58              5.03          4.92          4.52          4.47
             59              5.15          5.03          4.61          4.56
             60              5.28          5.14          4.72          4.66
             61              5.42          5.26          4.83          4.76
             62              5.57          5.39          4.95          4.86
             63              5.74          5.52          5.07          4.98
             64              5.91          5.66          5.21          5.10
             65              6.10          5.81          5.35          5.22
             66              6.29          5.96          5.51          5.36
             67              6.50          6.11          5.67          5.50
             68              6.73          6.28          5.85          5.65
             69              6.97          6.44          6.04          5.80
             70              7.23          6.61          6.25          5.96
             71              7.51          6.78          6.47          6.14
             72              7.80          6.96          6.71          6.31
             73              8.12          7.14          6.97          6.50
             74              8.45          7.32          7.26          6.69
             75              8.82          7.49          7.56          6.89
             76              9.21          7.67          7.90          7.09
             77              9.62          7.84          8.26          7.29
             78             10.07          8.01          8.65          7.49
             79             10.55          8.17          9.07          7.69
             80             11.06          8.33          9.53          7.89


Instead of monthly installments, yearly, semi-annual or quarterly installments may be selected.

Amounts for ages not shown in this table may be obtained upon request.

--------------------------------------------------------------------------------

                          ANNUITY PAYOUT OPTION 2 TABLE
                           Joint and Survivor Annuity
                Monthly Income for Each $1,000 of Contract Value


MALE AGE                                FEMALE AGE
           50        55        60         65         70         75         80
   50      3.60      3.75      3.88       3.99       4.08       4.15       4.20
   55      3.69      3.88      4.06       4.23       4.38       4.50       4.58
   60      3.76      3.99      4.25       4.49       4.72       4.91       5.06
   65      3.81      4.07      4.38       4.72       5.07       5.39       5.65
   70      3.84      4.14      4.50       4.93       5.40       5.89       6.34
   75      3.87      4.18      4.58       5.08       5.68       6.37       7.07
   80      3.88      4.21      4.64       5.19       5.90       6.78       7.77

Amounts for ages not shown in this table may be obtained upon request.


Section 9 GENERAL PROVISIONS
--------------------------------------------------------------------------------

A. BENEFICIARY CHANGE

You have the right to name a Beneficiary on the application. You may name a Beneficiary who cannot be changed without his/her consent. This is an irrevocable Beneficiary.

You may add a Beneficiary or change the Beneficiary by written request during your lifetime, if:

1.     The contract is in force;

2.     The Annuitant is alive; and

3.     We have the written consent of each irrevocable Beneficiary.

If you are not the Annuitant, you may name yourself as a Beneficiary. If there is more than one Beneficiary, we pay them in equal shares unless you have requested otherwise in writing.

Any addition or change of Beneficiary should be sent to our Home Office in Seattle, Washington. The addition or change will take effect on the date you signed the request. But, it will not affect any payment or action we make before we receive and record that request.

B. BENEFICIARIES' SUCCESSION OF INTEREST

If no Beneficiary is named or if no Beneficiary survives you or the Annuitant (if different), we will pay you or your estate.

If a Beneficiary dies before receiving his/her full share, if any, we will pay his/her share in the following order, unless you requested otherwise in writing:

1.     To any surviving Beneficiary, in the same class of Beneficiary;

2.     To any contingent Beneficiary;

3.     To the Beneficiary's surviving spouse;

4.     Equally to the Beneficiary's surviving children; or

5.     To the Beneficiary's estate.

--------------------------------------------------------------------------------

C. EVIDENCE OF SURVIVAL

We may require proof that a person is alive on the Required Distribution Date, the Start Date, or at any time thereafter.

D. INCONTESTABILITY

This contract has a two-year Contestable period running from its Issue Date. After this contract has been in force for two years from its Issue Date, we cannot claim that the contract is void unless the contract has been terminated in accordance with Section 13.

E. INTEREST ON DEATH BENEFIT

Any Death Benefit paid under this contract from the Fixed Account will include interest from the Death Benefit Valuation Date until the Death Benefit is paid at a rate not less than that required by law. Any Death Benefit paid under this contract from the Variable Account will not include interest.

F. MISSTATEMENT OF AGE OR SEX

If the Annuitant's age or sex is misstated, the Start Date will be adjusted to reflect the true age or sex.

If age has been misstated and payments have begun under a Fixed or Variable Annuity Payout, we will change the amounts payable to what the Payee is entitled to at the true age. If the misstatement caused us to make an overpayment, we will deduct that amount from future payments. If the misstatement caused us to make an underpayment, we will pay that amount immediately.

We have the right to require proof of a person's age before we make payment under any Fixed or Variable Annuity Payout.

G. NONPARTICIPATING

The contract does not share in our profits or surplus. No dividends are paid under this contract.

H. PAYMENTS AND SETTLEMENTS

All payments and settlements we make are payable from our Home Office. We may require that this contract be returned before payments and settlements are made.

I. PROOF OF DEATH

We accept any of the following as proof of death:

1.     A certified copy of a death certificate;

2. A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.     Any other proof satisfactory to us.

J. PROTECTION OF PROCEEDS

Payments we make under this contract may not be assigned before they are due and, except as permitted by law, are not subject to claims of creditors or legal process.

K. TAX WITHHOLDING

We will withhold taxes from any payment made when required by law or regulation.

L. YEARLY STATEMENT

At least once each Contract Year, we will send you a report showing the Contract Value.

Section 10  PAYMENTS AT DEATH
--------------------------------------------------------------------------------

A. GENERAL

At the Beneficiary's election, distribution of all or part of the Death Benefit may be deferred to the extent allowed by law or IRS regulation.

B. DEATH BENEFIT

The amount of the Death Benefit before the Start Date is defined as follows:

1. If the Annuitant dies on or before the first day of the month following your 80th birthday, as of the Death Benefit Valuation Date the greatest of:

       (a)    The Contract Value; or

       (b) The sum of the Purchase Payments we received under this contact, less any withdrawals, amounts used to purchase annuity payouts, and the amount of previously deducted Annual Contract Charges; or

       (c) The Contract Value on the Specified Contract Anniversary (immediately preceding your death) shown on the Contract Data Page(s), plus any Purchase Payments since that anniversary, less any withdrawals or amounts used to purchase annuity payouts since that anniversary, and less the amount of previously deducted Annual Contract Charges since that anniversary.

2. If the Annuitant dies after the first day of the month following your 80th birthday, the Contract Value on the Death Benefit Valuation Date.

3.     If you die, the Withdrawal Value on the Death Benefit Valuation Date.

The amount of the Death Benefit, if any, following the Start Date, is governed by the annuity payout in effect on your death.

C. DEATH BENEFIT VALUATION DATE

The Death Benefit Valuation Date is the Valuation Date next following the date we receive:

1.     Proof of death; and

2. The Beneficiary's written request for a single sum payment or an annuity payout of which we approve.

D. PAYMENT OF DEATH BENEFIT

If the Beneficiary elects a single sum payment of the Death Benefit, we will make payment within seven (7) days after the Death Benefit Valuation Date. If an annuity payout is requested, it may be any annuity payout that could have been selected under Section 8.

Section 11  RESTRICTIONS ON PAYMENT AT DEATH

A. GENERAL

This section restricts how distributions may be made at death. It refers to IRC
Section 72(s) and the regulations thereunder. This section modifies any other provision in the contract to the contrary.

B. REQUIRED DISTRIBUTIONS UPON DEATH

If you die after distribution of your entire interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding your death.

If you die before distribution has commenced, or distribution has commenced or distribution has commenced for only a portion of your interest, the Death Benefit must be distributed within five (5) years of your death. However, proceeds which are payable to a Beneficiary who is a natural person may be distributed in substantially equal installments over his or her lifetime or a period certain not exceeding the life expectancy of the Beneficiary provided such distribution commences not later than one year after your death occurred.

If you die either before or after distributions have commenced and the sole Beneficiary is your surviving spouse, he or she may continue the contract as Owner. If your surviving spouse chooses to continue the contract, all provisions will apply to him or her as if he or she were the original Owner. These provisions include application of the Withdrawal Charge Percentage in Section 7.


Section 12 AMENDMENT AND DISCLAIMER
--------------------------------------------------------------------------------

A. AMENDMENT

We reserve the right to amend this contract in order to include any future changes relating to this contract's remaining qualified for treatment as an annuity contract under the following:

1.     The Code; and

2.     IRS rulings, regulations, and requirements.

B. DISCLAIMER

We shall be under no obligation for any of the following:

1. To determine whether a Purchase Payment, distribution or transfer under the contract complies with applicable law;

2. To administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984; or

3. For any tax penalties owed by any party resulting from failure to comply with the Code and IRS rulings, regulations, and requirements applicable to this contract.

Section 13 TERMINATION

A. TERMINATION

This contract will end on the earliest of the following:

1.     When the entire Withdrawal Value is withdrawn on or before the Start
       Date;

2. When the Contract Value is paid in a lump sum as the Death Benefit before the Start Date; or

In addition, if:

1.     You have not made any Purchase Payments for a period of two full years;
       and

2. The guaranteed monthly benefit under the Life Annuity with payments for ten (10) years or twenty (20) years would be less than $20 per month when you reach age seventy-one (71), or at the beginning of Contract Year eleven (11), whichever is later;

then, we may terminate the contract by payment of the current Withdrawal Value. This payment may be made to you or, if you request, to another annuity.

INDIVIDUAL DEFERRED
ANNUITY CONTRACT

                                              VARIABLE AND/OR FIXED ACCUMULATION
Nonparticipating                            VARIABLE AND/OR FIXED DOLLAR ANNUITY
PAYOUTS
--------------------------------------------------------------------------------


                                     NOTICE

To make Purchase Payments, make a claim, or exercise your rights under this contract, please write or call us at:

                  Northern Life Insurance Company
                  P.O. Box 12530
                  Seattle, Washington 98111-4530
                  (800) 426-7050

Please include your contract number in all correspondence.



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                         NORTHERN LIFE INSURANCE COMPANY
         A Stock Company * 1110 Third Avenue, Seattle, Washington 98101